Exhibit 99.1

Venaxis, Inc.
Investor Call Script
July 16, 2013

Joshua Drumm
Thank you, operator , and thank you, all, for joining us this afternoon. With me on today's call are Steve Lundy, President and Chief Executive Officer; Jeff McGonegal, Chief Financial Officer; and Don Hurd, Senior Vice President and Chief Commercial Officer. Yesterday morning, Venaxis issued a news release that provided an overview of its current activities and upcoming milestones. Additionally, Venaxis' prospectus filed May 24, is available on the company's website at www.venaxis.com. We encourage everyone to read yesterday’s news release. If you need a copy of the press release, please call Tiberend Strategic Advisors at (212) 375-2686 and we will email it to you.

Steve will give an update on recent milestones and provide an update on the ongoing pivotal study of APPY1. Don will then provide an update on Venaxis' progress in preparing for full-scale commercialization of APPY1 in Europe. Steve will provide some concluding remarks and we will open the call for a question-and-answer session, where Steve, Jeff and Don will be available to take your questions.

Please note that certain of the information discussed on today's call is covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act. We caution listeners that during this call, Venaxis management will be making forward-looking statements. Actual results could differ materially from those stated or implied by these forward-looking statements due to risks and uncertainties associated with this company's business. These forward-looking statements are qualified by the cautionary statements contained in Venaxis' news releases and SEC filings, including its prospectus filed May 24, 2013. This conference call also contains time-sensitive information that is accurate only as of the date of this live broadcast, Tuesday, July 16, 2013. Venaxis undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the date of this conference call.

Now I would like to turn the call to Steve Lundy, President and Chief Executive Officer of Venaxis.

Stephen T. Lundy
Thank you, Josh, and thanks to everyone for joining us on the call today.  First and foremost we will provide an update on our ongoing pivotal study for APPY1; then I’ll hand it over to Don, who is joining us on the call today from Europe, to provide an update on our market development activities in Europe.

I’ll start with the clinical update.  Yesterday we announced that the ongoing U.S. pivotal study passed the first of two scheduled interim futility analyses under the protocol.  The assessment was performed by an external Data and Safety Monitoring Board on the first 579 patients to complete the study, including the required patient follow up period.  The analysis involved an independent review of the validity, integrity, and clinical and scientific relevance of the ongoing study, and following this analysis the external Data Safety Monitoring Board recommended that the pivotal study continue.  While the test performance results of the study remain blinded to Venaxis, this is an important milestone in the trial and it allows us to continue our focus on enrolling the rest of the planned 2,000 evaluable patients as quickly and as efficiently as possible.

At this point we have approximately 830 patients who have either completed or are currently enrolled in the study, awaiting the required two-week follow up following release from the hospital with an initial diagnosis of negative for appendicitis.  We are very pleased to say that the rate of patient enrollment continues to accelerate.  The study is now enrolling patients from all of our participating hospital sites, and patient recruitment continues to improve on a month-by-month basis, as we continuously work with the sites to further enhance the enrollment process.

Based on our experience enrolling the previous 500-patient study of APPY1, which was conducted in 2011, we had estimated completion of the clinical study and submission to the FDA by the end of the year.  Now, having the benefit of increased visibility into actual enrollment rates and behaviors at our hospital sites, we believe we are still on track to complete enrollment and announce top-line data by the end of this year, with FDA submission to follow as soon as possible thereafter in Q1 2014.

We’ve identified the primary reasons for the initially slower than expected enrollment ramp; the first of which is that while we nearly tripled the number of trial sites, this required adjustments to the way we managed training and oversight at the individual hospital level.  We were also fortunate to receive additional regulatory guidance from the FDA for this study, which modified the trial design – specifically the way candidate patients are identified and recruited into the study – making it slightly more stringent to make sure we are evaluating the right patients.  Managing these additional factors took a little extra time, but we are now seeing enrollment trends improving.   We feel confident in our updated estimate for the timing of trial completion by year end.  Once enrollment is completed and the database is locked we will finalize our FDA submission package as promptly as possible.

As the trial continues, we plan to provide another update on enrollment following the second external futility analysis, which is scheduled to occur after the study has enrolled approximately 1,200 patients.  We anticipate making an announcement about the outcome of that data analysis following its completion.

As we’ve focused on trial enrollment in the U.S., we were pleased to see our efforts to potentially reduce the number of unnecessary CT scans further validated by a large retrospective study published in JAMA Pediatrics, which is the pediatric journal of the American Medical Association.  The findings of this large observational study highlighted the importance of reducing unnecessary CT scans in children because of the significant cancer risk.

The study measured the rate of use and radiation dose of CT scans performed over recent years on children under the age of 15, and found that the risk of radiation-induced solid cancers was highest for patients undergoing CT scans of the abdomen or pelvis, compared to other types of CT scans.  Use of abdominal and pelvic CT scans also had the sharpest increase over the study period, with possible appendicitis cited as a leading cause for performing an abdominal/pelvic CT.

The JAMA Pediatrics study concluded by highlighting the urgent need for more research to determine when the use of CT scans leads to improved health outcomes and when other imaging and non-imaging diagnostic techniques might be as effective.  We believe this recommendation, which has been shared by other, similar studies, as well as by the FDA in its initiative to reduce unnecessary radiation exposure, aligns very well with the APPY1 Test Venaxis is advancing.  The peer-reviewed study was featured in the Wall Street Journal and on the NBC Nightly News, as well as key industry publications that reach potential users of APPY1, including the newsletter of the American College of Emergency Physicians, which we believe further enhances the relevance of this landmark study.

Turning to our financial position, which was recently strengthened substantially with the $14.4 million in gross proceeds from our May 2013 public offering, led by Piper Jaffray & Company.  We currently estimate our cash balance to be approximately 20 million dollars at the close of the second quarter 2013, which you will see reflected in our Form 10-Q when we file it in the coming weeks.

Importantly, with this strengthened financial position we now believe we have the funds to complete the FDA’s clearance process and implement the commercial milestones necessary to bring the APPY1 test into the hands of hospitals and clinicians in the United States and Europe.

Before Don provides an update on our market development activities in Europe, I want to highlight that we further strengthened our team with a new board member this past quarter, Dr. Stephen A. Williams, who is Chief Medical Officer at SomaLogic, one of the leading protein biomarker discovery and clinical diagnostics companies.  As you know, we also added Danaher Executive Sue Evans to the Board last quarter.  These are two highly experienced diagnostics veterans, who remain active and “in the trenches” at major companies in our field.  We look forward to continuing to benefit of their deep experience, which will be invaluable to our future growth.

And with that, I'll turn the call to Don.

Donald R. Hurd
Thanks, Steve.  European market development for our CE Marked APPY1 Test remains an active and ongoing process for Venaxis.  We continue to execute on our milestones and are on track for a full-scale European launch for APPY1 beginning in the fourth quarter of this year.

To remind everyone, our market development plan, which we initiated in late 2012 in anticipation of CE Marking of APPY1, first involved hiring a highly qualified consultant to be our feet on the ground in Europe, with the right commercial skill set and capabilities to connect us with the highest quality partners and leading hospitals.  With Miquel Vernet in place, we began aligning ourselves with distributors in key territories that we determined to account for 75% of the in vitro diagnostics market in Europe.  We then began establishing strategic market development agreements with these top distributors.  In these agreements we outlined clear milestones that included validating the size of the market opportunity in each territory, identifying and engaging the top five to eight key opinion leader hospital sites as candidates for conducting clinical and economic outcome studies, as well as vetting and establishing relationships with additional hospitals as high priority sales targets.

The goal is two-fold:  First and foremost, it is to fully understand the impact of the APPY1 Test on clinical workflows and economic outcomes in each territory and to generate a robust and objective body of evidence that clearly demonstrates the value of the APPY1 Test for all types of hospitals – be they university, community, children’s or general.  Second, by engaging target hospitals in each territory, we expect to build customer demand for APPY1 ahead of the full launch, which will allow us to hit the ground running in terms of selling APPY1 through specialized distribution partners.  These target hospitals identified by our partners have capacity for ordering a significant number of tests per month and we are working together to establish relationships and make sales in-roads with key hospital laboratory and emergency personnel.

So where do we stand today? We currently have four market development agreements in place with different distributors and we are in the process of selecting our partners in additional key territories.  In addition to the three agreements we announced previously, we have signed an additional market development agreement with Spring Medical SA, who will lead market development for the APPY1 Test at leading hospitals in Switzerland and Austria.  All of these relationships continue to be productive and are progressing nicely in terms of the agreed upon milestones.

We have met with several potential partners in the UK, Germany and France, and are in the final process of selecting the best fit for our strategy in each of these regions.  We expect to have market development agreements in place by end of the third quarter.  In the mean time, we continue to identify and are establishing relationships with the top hospitals in these territories, and we expect to begin market development studies very quickly, once we select a partner. We look forward to providing updates as these strategic initiatives continue to unfold.

In terms of our existing partner agreements, the critical next step is to initiate market development studies at key hospital sites, which is where we are now in the process, and it is the reason I am currently dialing in from Europe.  As I mentioned, the goal of the market development studies is to generate compelling, objective data.  Positive data results can be leveraged with customers and the marketplace in the form of various scientific information, such as white papers, abstracts, case studies and peer reviewed publications that clearly validate the clinical utility of APPY1, as well as quantify the potential cost savings associated with using our test at the various types of hospitals, accounting for differences in workflow and patient management.

We expect potential cost savings to come from three primary areas: first a reduction in overall imaging, both in ultrasound and the number of CT scans performed on patients where the APPY1 test result is negative, a reduction in the number of patients for whom a surgical consultation is ordered prior to imaging, as well as a reduction in the amount of time a patient spends in the emergency room, either being prepped for imaging or for observational purposes.  We believe information containing objective data that describes these potential cost savings and improvements to clinical workflows will add value to our commercialization efforts, particularly in Europe in the near term.

In terms of timing: We expect the first of these studies to be completed by the end of the third quarter of this year.  The studies and data are being managed by Venaxis, using the same high standards and practices that are currently in use for our pivotal U.S. study.   We expect the first materials leveraging data from these studies to be available in the fourth quarter, which combined with the establishment of longer-term distribution agreements with our partners, will signal the start of our full-scale launch.

Shifting now to our preparations for U.S. commercialization, our plan is to commence hiring and training our initial U.S. sales force upon receipt of positive top-line data in order to be ready to launch in the United States upon potential clearance.  Both Steve and I have years of experience working with highly qualified sales reps in this space and have already had initial conversations with certain of the people we expect to be managing this launch from a sales perspective.  That said, we plan to wait until we are satisfied with the top-line data from the clinical trial before engaging a sales force while the APPY1 test is under review by the FDA.

In summary, we remain focused on laying a solid foundation, with the expectation that 2014 may be a potentially significant value inflection year as we plan to continue onto full-scale commercialization of APPY1 in Europe and advance to commercialization the United States. We look forward to continuing to share our progress with regular future updates.

With that, I'll hand the call back to Steve for closing comments and Q&A.

Stephen T. Lundy
Thanks, Don.  I'll conclude by reiterating our commitment to gaining U.S. regulatory clearance and developing the market for APPY1, which we believe has the potential to improve the way emergency physicians manage their patients who present with abdominal pain.

Despite the time needed initially to bring our hospital sites up to speed, our pivotal study is going very well and is enrolling patients at an accelerating rate.

We are also continuing to meet our commercial milestones in Europe, as Don mentioned, and the positive feedback and enthusiasm we’re seeing from our partners and potential customers has been very encouraging and continues to amplify as we are able to further develop the market.

In closing, I’ll reiterate that we have the capital to achieve major regulatory and commercial milestones we have set for ourselves.  Through the prudent use of this cash, we believe we have the financial resources to execute on our plan.

With that said, we look forward to taking your questions.  You may go ahead, operator. Thank you.